1 RLF1 32324113v.4 Exhibit 3.1 RESTATED CERTIFICATE OF INCORPORATION OF THE ESTÉE LAUDER COMPANIES INC. The present name of the corporation is The Estée Lauder Companies Inc. The corporation was incorporated under the name “The EJL Corporation” by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 9, 1976. This Restated Certificate of Incorporation of the corporation only restates and integrates and does not further amend the provisions of the corporation’s Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between the provisions of the Certificate of Incorporation as theretofore amended and supplemented and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The Certificate of Incorporation of the corporation is hereby integrated and restated to read in its entirety as follows: ARTICLE I NAME The name of the corporation is “The Estée Lauder Companies Inc.” (the “Corporation”). ARTICLE II OFFICE AND REGISTERED AGENT The address of the office of the Corporation in the State of Delaware is 251 Little Falls Drive, in the City of Wilmington, County of New Castle, Delaware 19808. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc. ARTICLE III PURPOSE The purpose of the Corporation is to engage in, carry on and conduct any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”). ARTICLE IV CAPITAL STOCK 4.1. Authorized Capital Stock. The total number of shares of stock that the Corporation shall have authority to issue is one billion six hundred twenty four million (1,624,000,000) shares consisting of (a) one billion three hundred million (1,300,000,000) shares of Class A Common Stock, par value $.01 per share (the “Class A Common Stock”); (b) three hundred four million (304,000,000) shares of Class B Common Stock, par value $.01 per share (the “Class B Common Stock”); and (c) twenty million (20,000,000) shares of preferred stock, par

2 RLF1 32324113v.4 value $.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided. The Class A Common Stock and Class B Common Stock shall hereinafter collectively be called “Common Stock,” and the Preferred Stock shall also be referred to herein as “Preference Stock.” The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors irrespective of the provisions of Section 242(b)(2) of the DGCL or any corresponding provision hereinafter enacted. 4.2. Terms of Common Stock. All shares of Class A Common Stock and Class B Common Stock will be identical and will entitle the holders thereof to the same rights and privileges, except as otherwise provided herein. (a) Voting Rights. The holders of shares of Class A Common Stock and of Class B Common Stock shall have the following voting rights: (i) Each share of Class A Common Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. (ii) Each share of Class B Common Stock shall entitle the holder thereof to ten votes on all matters submitted to a vote of the stockholders of the Corporation. (iii) Except as otherwise required by applicable law, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation (or, if any holders of shares of Preference Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of shares of Preference Stock). (b) Dividends and Distributions. Subject to the preferences applicable to Preference Stock outstanding at any time, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, that, subject to the provisions of this Section 4.2(b), the Corporation shall pay dividends to the holders of each class of Common Stock that are equal. In the case of dividends or other distributions payable in Class A Common Stock or Class B Common Stock, including distributions pursuant to stock splits or divisions of Class A Common Stock or Class B Common Stock which occur after the first date upon which the Corporation has issued shares of both Class A Common Stock and Class B Common Stock, only shares of Class A Common Stock shall be distributed with respect to Class A Common Stock and only shares of Class B Common Stock shall be distributed with respect to Class B Common Stock. Whenever a dividend or distribution, including distributions pursuant to stock splits or divisions of the Class A Common Stock or Class B Common Stock, is payable in shares of Class A Common Stock or Class B Common Stock, the number of shares of each class of Common Stock payable per share of such class of Common Stock shall be equal in number. In the case of dividends or other distributions consisting of other voting securities of the Corporation, the Corporation shall declare and pay such dividends in two

3 RLF1 32324113v.4 separate classes of such voting securities, identical in all respects, except that the voting rights of each such security paid to the holders of Class A Common Stock shall be one-tenth of the voting rights of each such security paid to the holders of Class B Common Stock, and such security paid to the holders of Class B Common Stock shall convert into the security paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the Class B Common Stock. In the case of dividends or other distributions consisting of securities convertible into, or exchangeable for, voting securities of the Corporation, the Corporation shall provide that such convertible or exchangeable securities and the underlying securities be identical in all respects (including, without limitation, the conversion or exchange rate), except that the voting rights for the underlying securities of the convertible or exchangeable security paid to the holders of Class A Common Stock shall be one-tenth of the voting rights of each underlying security of the convertible or exchangeable security paid to the holders of the Class B Common Stock, and such underlying securities paid to the holders of Class B Common Stock shall convert into the underlying securities paid to the holders of Class A Common Stock upon the same terms and conditions applicable to the Class B Common Stock. (c) Transfer of Class B Common Stock. (i) No Class B Holder (as defined below) may voluntarily or involuntarily transfer, sell, assign, devise, distribute or bequeath any of such Class B Holder’s interest in his, her or its shares of Class B Common Stock (including, without limitation, the power to vote or provide a consent with respect to his, her or its shares of Class B Common Stock by proxy or otherwise, except for proxies given to any Permitted Transferee (as defined below) of the Class B Holder or to a person designated by the Board of Directors of the Corporation who is soliciting proxies on behalf of the Corporation), and the Corporation and the transfer agent for the Class B Common Stock, if any (the “Transfer Agent”), shall not register the transfer of such shares of Class B Common Stock, whether by sale, grant or proxy, assignment, gift, devise, bequest, distribution, appointment or otherwise, except to the Corporation or a Permitted Transferee; provided, however, such restrictions on transfer shall not apply to a merger, consolidation or business combination of the Corporation with or into another corporation, whether or not the Corporation is the surviving corporation. For the purposes of this Article IV, a “Permitted Transferee” shall include only the following persons: (A) Mrs. Estée Lauder and her estate, guardian, conservator or committee; (B) each descendant of Mrs. Estée Lauder (a “Lauder Descendant”) and their respective estates, guardians, conservators or committees; (C) each Family Controlled Entity; and (D) the trustees, in their respective capacities as such, of each Family Controlled Trust. For purposes of this Article IV, the term “Family Controlled Entity” shall mean (A) any not-for-profit corporation if at least 80% of its board of directors is composed of Mrs. Estée Lauder and/or Lauder Descendants; (B) any other corporation if at least 80% of the value of its outstanding equity is owned by Permitted Transferees; (C) any partnership if at least 80% of the value of its partnership interests are owned by Permitted Transferees; and (D) any limited liability or similar company if at least 80% of the value of the company is owned by Permitted Transferees. For purposes of this Article IV, the term “Family Controlled Trust” shall mean (A) the trusts set forth on Schedule A hereto and (B) any trust the primary beneficiaries of which are Mrs. Estée Lauder, Lauder Descendants, Spouses of Lauder Descendants and/or charitable organizations (collectively, “Lauder Beneficiaries”); provided, that, if the trust is a wholly charitable trust, at least 80% of the trustees of such trust consist of Mrs. Estée Lauder and/or Lauder Descendants. For purposes of this provision, the primary beneficiaries of a trust will be deemed to be Lauder Beneficiaries if, under the maximum

4 RLF1 32324113v.4 exercise of discretion by the trustee in favor of persons who are not Lauder Beneficiaries, the value of the interests of such persons in such trust, computed actuarially, is 20% or less. The factors and methods prescribed in section 7520 of the Internal Revenue Code of 1986, as amended, for use in ascertaining the value of certain interests shall be used in determining a beneficiary’s actuarial interest in a trust for purposes of applying this provision. For purposes of this provision, the actuarial value of the interest in a trust of any person in whose favor a testamentary power of appointment may be exercised shall be deemed to be zero. For purposes of this provision, in the case of a trust created by a Lauder Descendant, the actuarial value of the interest in such trust of any person who may receive trust property only at the termination of the trust and then only in the event that, at the termination of the trust, there are no living issue of such Lauder Descendant shall be deemed to be zero. For purposes of this Article IV, the term “Spouses of Lauder Descendants” shall mean those individuals who at any time were married to any Lauder Descendant whether or not such marriage is subsequently dissolved by death, divorce, or by any other means. (ii) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such Class B Holder’s shares of Class B Common Stock to a financial institution pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee; provided, that, such shares shall remain subject to the provisions of this Section 4.2(c) and may not be transferred to, or voted by, the pledgee, except as otherwise permitted by the provisions of Section 4.2(c). In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Common Stock may only be transferred to a Permitted Transferee or converted into shares of Class A Common Stock, as the pledgee may elect. (iii) For purposes of this Section 4.2(c): 1. the relationship of any person that is derived by or through legal adoption shall be considered a natural relationship; 2. a minor who is a descendant of Mrs. Estée Lauder and for whom shares of Class B Common Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares and the custodian who is the record holder of such shares shall not be considered a Class B Holder; 3. an incompetent stockholder who is a Permitted Transferee but whose shares are owned or held by a guardian or conservator shall be considered a Class B Holder of such shares and such guardian or conservator who is the holder of such shares shall not be considered a Class B Holder; 4. unless otherwise specified, the term “person” means and includes natural persons, corporations, partnerships, unincorporated associations, firms, joint ventures, trusts and all other entities; and 5. except as provided in clauses 2 and 3 above, the term “Class B Holder” shall mean in respect of any share of Class B Common Stock, the record holder of such share; provided, however, that if such record holder is a nominee, the Class B Holder shall be the first person in the chain of ownership of such share of Class B Common Stock who is not holding such share solely as a nominee.

5 RLF1 32324113v.4 (iv) The Corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Common Stock on the Corporation’s books, or at any other time, require the furnishing of such affidavits or other proof as it deems necessary to establish that a Class B Holder is a Permitted Transferee. Upon the determination by the Board of Directors of the Corporation or a committee thereof that a Class B Holder is not a Permitted Transferee, each share of Class B Common Stock held by such Class B Holder shall thereupon be converted automatically into one (1) fully paid and nonassessable share of Class A Common Stock pursuant to the procedures set forth in Section 4.2(d)(iii). (v) Each certificate representing shares of Class B Common Stock shall be endorsed with a legend that states that shares of Class B Common Stock are not transferable other than to certain transferees and are subject to certain restrictions as set forth in this Restated Certificate of Incorporation filed by the Corporation with the Secretary of State of the State of Delaware. (d) Conversion of Class B Common Stock. (i) If, on the record date for any meeting of stockholders of the Corporation, the number of shares of Class B Common Stock then outstanding constitutes less than 10% of the aggregate number of shares of Common Stock then outstanding, as determined by the Board of Directors of the Corporation, each share of Class B Common Stock then issued or outstanding shall thereupon be converted automatically as of such record date into one (1) fully paid and nonassessable share of Class A Common Stock and will have one vote per share at such meeting. Upon making such determination, notice of such automatic conversion shall be given by the Corporation by means of a press release and written notice to all Class B Holders and shall be given as soon as practicable, but no later than the next meeting of stockholders of the Corporation, and the Secretary of the Corporation shall be instructed to, and shall promptly request from each Class B Holder that each holder promptly deliver, and each holder shall promptly deliver, the certificate representing each such share of Class B Common Stock to the Corporation for exchange hereunder, together with instruments of transfer, in form satisfactory to the Corporation and Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and together with transfer tax stamps or funds therefore, if required pursuant to Section 4.2(d)(vii). (ii) Each Class B Holder shall be entitled to convert, at any time and from time to time, any or all of the shares of such holder’s Class B Common Stock, on a one-for-one basis, into the same number of fully paid and nonassessable shares of Class A Common Stock. Such right shall be exercised by the surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted to the Corporation at any time during normal business hours at the principal executive offices of the Corporation or at the office of the Transfer Agent, accompanied by a written notice of the holder of such shares stating that such holder desires to convert such shares, or a stated number of the shares represented by such certificate or certificates, into an equal number of shares of the Class A Common Stock, and (if so required by the Corporation or the Transfer Agent) by instruments of transfer, in form satisfactory to the corporation and to the Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and transfer tax stamps or funds therefor, if required pursuant to Section 4.2(d)(vii).

6 RLF1 32324113v.4 (iii) As set forth in Section 4.2(c)(iv), upon the determination by the Board of Directors of the Corporation or a committee thereof that a Class B Holder is not a Permitted Transferee, each share of Class B Common Stock, or any beneficial interest therein, held by such Class B Holder shall thereupon be converted automatically into one (1) fully paid and nonassessable share of Class A Common Stock. Upon making such a determination, the Secretary of the Corporation shall be instructed to, and shall promptly request from the holder of record of each such share of Class B Common Stock that each such holder promptly deliver, and each such holder shall promptly deliver, the certificate representing each such share of Class B Common Stock to the Corporation for exchange hereunder, together with instruments of transfer, in form satisfactory to the Corporation and Transfer Agent, duly executed by such holder or such holder’s duly authorized attorney, and together with transfer tax stamps or funds therefore, if required pursuant to Section 4.2(d)(vii). (iv) As promptly as practicable following the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided in Section 4.2(d)(i), (ii) or (iii), as applicable, and the payment in cash of any amount required by the provisions of Section 4.2(d)(vii), the Corporation will deliver or cause to be delivered at the office of the Transfer Agent, a certificate or certificates representing the number of full shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. In the case of a conversion under Section 4.2(d)(i), such conversion shall be deemed to have been made on the record date for such meeting of stockholders on which the condition set forth in Section 4.2(d)(i) is determined by the Board of Directors of the Corporation to have occurred. In the case of a conversion under Section 4.2(d)(ii), such conversion shall be deemed to have been effected immediately prior to the close of business on the date of the surrender of the certificate or certificates representing shares of Class B Common Stock. In the case of a conversion under Section 4.2(d)(iii), such conversion shall be deemed to have been made on the date of transfer. Upon the date any conversion under Section 4.2(d)(i) is made or effected, all rights of the holder of such shares as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. Upon the date any conversion under Section 4.2(d)(ii) is made or effected, all rights of the holder of such shares as such holder shall cease, and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock; provided, however, that if any such surrender and payment occurs on any date when the stock transfer books of the Corporation shall be closed, the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued shall be deemed the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which the stock transfer books are open. Upon the date any conversion under Section 4.2(d)(iii) is made, all rights of the holder of such shares as such holder shall cease, and the new owner or owners of such shares shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock. (v) In the event of a reclassification or other similar transaction as a result of which the shares of Class A Common Stock are converted into another security, then a Class B Holder shall be entitled to receive upon conversion the amount of such security that such holder

7 RLF1 32324113v.4 would have received if such conversion had occurred immediately prior to the record date of such reclassification or other similar transaction. No adjustments in respect of dividends shall be made upon the conversion of any share of Class B Common Stock; provided, however, that if a share shall be converted subsequent to the record date for the payment of a dividend or other distribution on shares of Class B Common Stock but prior to such payment, then the registered holder of such share at the close of business on such record date shall be entitled to receive the dividend or other distribution payable on such share on such date notwithstanding the conversion thereof or the Corporation’s default in payment of the dividend due on such date. (vi) The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of Class B Common Stock, such number of shares of Class A Common Stock that shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock; provided, that, nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the out- standing shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock which are held in the treasury of the Corporation. The Corporation covenants that if any shares of Class A Common Stock required registration with or approval of any governmental authority under any federal or state law before such shares of Class A Common Stock may be issued upon conversion, the Corporation will cause such shares to be duly registered or approved, as the case may be. The Corporation will endeavor to use its best efforts to list the shares of Class A Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange upon which the outstanding Class A Common Stock is listed at the time of such delivery. The Corporation covenants that all shares of Class A Common Stock that shall be issued upon conversion of the shares of fully paid and nonassessable Class B Common Stock will, upon issue, be fully paid and nonassessable. (vii) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge to the holders of such shares for any stamp or other similar tax in respect of such issuance; provided, however, that, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, then the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid. (viii) Shares of Class B Common Stock that are converted into shares of Class A Common Stock as provided herein shall continue to be authorized shares of Class B Common Stock and available for reissue by the Corporation; provided, however, that no shares of Class B Common Stock shall be reissued except as expressly permitted by Sections 4.2(b), 4.2(e) and 4.2(f) of this Restated Certificate of Incorporation. (e) Stock Splits. The Corporation shall not in any manner subdivide (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combine (by reverse stock split, reclassification, recapitalization or otherwise) the outstanding shares of one class of Common Stock unless the outstanding shares of all classes of Common Stock shall be proportionately subdivided or combined.

8 RLF1 32324113v.4 (f) Options, Rights or Warrants. (i) The Corporation shall not make any offering of options, rights or warrants to subscribe for shares of Class B Common Stock. The Corporation may make offerings of options, rights or warrants to subscribe for shares of any other class or classes of capital stock (other than Class B Common Stock) to all holders of Class A Common Stock or Class B Common Stock if an identical offering is made simultaneously to the holders of the other class. All such options, rights or warrants offerings shall offer the respective holders of Class A Common Stock and Class B Common Stock the right to subscribe at the same rate per share. (ii) Subject to Sections 4.2(d)(v) and 4.2(f)(i), the Corporation shall have the power to create and issue, whether or not in connection with the issue and sale of any shares of stock or other securities of the Corporation, rights or options entitling the holders thereof to purchase from the Corporation any shares of its capital stock of any class or classes at the time authorized (other than Class B Common Stock), such rights or options to have such terms and conditions, and to be evidenced by or in such instrument or instruments, as shall be approved by the Board of Directors. (g) Mergers. Consolidation, Etc. In the event that the Corporation shall enter into any consolidation, merger, combination or other transaction in which shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, and in such event, the shares of each class of Common Stock shall be exchanged for or changed into an amount per share equal to the amount of stock, securities, cash and/or any other property, as the case may be, into which or for which each share of any other class of Common Stock is exchanged or changed; provided, however, that if shares of Class A Common Stock and Class B Common Stock are exchanged for or changed into shares of capital stock, such shares so exchanged for or changed into may differ to the extent and only to the extent that the Class A Common Stock and Class B Common Stock differ as provided herein. (h) Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provision for the holders of each series of Preference Stock, if any, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of the Class A Common Stock and the Class B Common Stock treated as a single class. (i) No Pre-Emptive Rights. The holders of shares of Common Stock are not entitled to any preemptive right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of bonds, debentures or other securities convertible into or exchangeable for stock. 4.3. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of Preferred Stock. Each series of shares of Preferred Stock (a) may have such voting powers, full or limited, or may be without voting powers; provided, however, that, unless holders of at least seventy-five percent (75%) of the outstanding shares of Class B Common Stock have approved the issuance of such shares of Preferred Stock, the Board of Directors may not issue any shares of Preferred Stock that have the

9 RLF1 32324113v.4 right (i) to vote for the election of directors under ordinary circumstances or (ii) under any circumstances to elect fifty percent (50%) or more of the directors of the Corporation; (b) may be subject to redemption at such time or times and at such prices; (c) may be entitled to receive dividends (which may be cumulative or non-cumulative) at such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock; (d) may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (e) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments; (f) may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts; (g) may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and (h) may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, all as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Delaware Secretary of State, be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock. ARTICLE V BOARD OF DIRECTORS 5.1. Number of Directors. Except as otherwise fixed by or pursuant to the provisions of Article IV of this Restated Certificate of Incorporation relating to the rights of the holders of Preference Stock, the number of directors shall be determined from time to time by the Board of Directors of the Corporation by the affirmative vote of directors constituting at least a majority of the entire board. The use of the phrase “entire board” refers to the total number of directors which the Corporation would have if there were no vacancies. 5.2. Powers of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors selected as provided by law and this Restated Certificate of Incorporation and the Bylaws of the Corporation. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to:

10 RLF1 32324113v.4 (a) adopt, amend, alter, change or repeal Bylaws of the Corporation; provided, however, that no Bylaw hereafter adopted shall invalidate any prior act of the Corporation that would have been valid if such new Bylaws had not been adopted; (b) subject to the Bylaws as from time to time in effect, determine the rules and procedures for the conduct of the business of the Board of Directors and the management and direction by the Board of Directors of the business and affairs of the Corporation, including the power to designate and empower committees of the Board of Directors, to elect, or authorize the appointment of, and empower officers and other agents of the Corporation, and to determine the time and place of, the notice requirements for, and the manner of conducting, Board meetings, as well as other notice requirements for, and the manner of taking, Board action; and (c) exercise all such powers and do all such acts as may be exercised or done by the Corporation, subject to the provisions of the DGCL and this Restated Certificate of Incorporation and Bylaws of the Corporation. 5.3. Classified Board of Directors. The directors, other than those who may be elected by the holders of Preference Stock pursuant to the terms of Article IV of this Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such Preference Stock adopted by the Board of Directors, shall be divided into three classes, designated Class I, Class II and Class III. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected, subject, however, to his or her prior death, resignation, retirement or removal from office. 5.4. Vacancies. Except as otherwise required by law and subject to the rights of the holders of Preference Stock, any vacancy in the Board of Directors for any reason and any newly created directorship resulting by reason of any increase in the number of directors may be filled only by the Board of Directors (and not by the stockholders), by resolution adopted by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum (or by a sole remaining director); provided, however, that if not so filled, any such vacancy shall be filled by the stockholders at the next annual meeting or at a special meeting called for that purpose. Any director so appointed shall hold office until the next meeting of stockholders at which directors of the class for which such director has been chosen are to be elected and until his or her successor is elected and qualified. 5.5. Removal of Directors. Any director (including all members of the Board of Directors) may be removed from office at any time by the affirmative vote of the holders of at least 75% of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class; provided, however, that such removal shall be only for cause.

11 RLF1 32324113v.4 5.6. Rights of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preference Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors, and such directors so elected shall not be divided into classes pursuant to this Article V unless expressly provided by such terms. ARTICLE VI VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS AND TRANSACTIONS WITH RELATED PERSONS 6.1. Extraordinary Transactions. Notwithstanding that approval by a lesser percentage vote is permitted by law, the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of Voting Stock (as hereinafter defined) of the Corporation shall be required for the approval or authorization of (a) any merger or consolidation requiring the approval of the Corporation’s stockholders under Subchapter IX of the DGCL, Section 251 et. seq. or any successor provisions or (b) any sale, lease or exchange of all or substantially all of the Corporation’s property and assets requiring the approval of the Company’s stockholders under Section 271 of the DGCL or any successor provisions. 6.2. Transactions with Related Persons. (a) Vote Required for Certain Transactions with Related Persons. Except as otherwise expressly provided in Section 6.2(b) hereof, in addition to any affirmative vote required by law or by any other provision hereof or by the Bylaws of the Corporation, the affirmative vote of the holders of not less than seventy-five percent (75%) of the outstanding shares of Voting Stock, other than those shares held by a Related Person (as hereinafter defined), shall be required for the approval or authorization of any of the transactions (a “Business Combination”) listed below: (i) any merger, consolidation or share exchange of the Corporation into or with a Related Person, pursuant to which the holders of Common Stock of the Corporation will receive cash, property, securities or other consideration; or (ii) any sale, lease, exchange or other disposition to or with such Related Person of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation or any of its Subsidiaries. (b) When Higher Vote is Not Required. Notwithstanding Section 6.2(a) hereof, the seventy-five percent (75%) voting requirement shall not be applicable if (i) any transaction specified above shall have been approved by a vote of not less than a majority of the Continuing Directors (as hereinafter defined) or (ii) in the case of any transaction pursuant to which the holders of the Common Stock of the Corporation are entitled to receive cash, property, securities or other consideration, the cash or fair market value of the property, securities or other consideration (as determined by the Continuing Directors) to be received per share by holders of the Common Stock of the Corporation in such transaction is not less than the higher of (A) the highest price per share paid by the Related Person for any of its holdings of Common Stock of the Corporation within the

12 RLF1 32324113v.4 two-year period immediately prior to the announcement of the proposed transaction (the “Announcement Date”), excluding transactions by and among the individuals or entities included in the definition of Permitted Transferees under Section 4.2(c) of Article IV hereof, or (B) the highest closing sale price per share of Common Stock during the 30-day period immediately preceding the Announcement Date or during the 30-day period immediately preceding the date on which the Related Person became a Related Person, whichever is higher. The highest closing sale price shall be determined by the reports of closing sale prices on the Composite Tape for New York Stock Exchange Listed Stocks or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange or other principal United States securities exchange on which such stock is listed or, for any period when such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock on the National Association of Securities Dealer, Inc. Automated Quotation System; provided, however, that such price under clause (A) or (B) shall be proportionately adjusted for any subsequent increase or decrease in the number of issued shares of the Corporation’s capital stock resulting from a subdivision or consolidation of shares or any other capital adjustments, the payment of a stock dividend, or other increase or decrease in such shares of capital stock effected without receipt of consideration by the Corporation. (c) The Board of Directors, with the approval of a majority of the total number of Continuing Directors, shall have the power and duty to determine, on the basis of information known to it after reasonable inquiry, all facts necessary to determine compliance with this Article, including, without limitation, (i) whether a person is a Related Person; (ii) the number of shares of Voting Stock Beneficially Owned by any person; (iii) whether a person is an Affiliate or Associate of another person; (iv) whether the applicable conditions set forth in paragraph (b) of Section 6.2 have been met with respect to any Business Combination; and (v) whether the proposed transaction is a Business Combination. 6.3. Definitions. For the purposes of Section 6.2: (a) The term “Related Person” shall mean and include any individual, corporation, partnership, or other person, entity or group, as such term is defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which Beneficially Owns (as hereinafter defined), in the aggregate, ten percent (10%) or more of the outstanding Voting Stock of the Corporation. For purposes of calculating the 75% vote under Section 6.2(a), a Related Person shall also include the seller or sellers from whom the Related Person, during the six months preceding the Announcement Date, acquired at least five percent (5%) of the outstanding shares of Class A Common Stock pursuant to one or more agreements or other arrangements (excluding brokers’ transactions) but only if such seller or sellers Beneficially Own shares of Common Stock having an aggregate fair market value in excess of $10 million at the Announcement Date. Notwithstanding the foregoing, neither the Corporation nor any of its Subsidiaries shall be a Related Person. (b) The terms “Affiliate” and “Associate” shall have the meanings set forth in Rule 12b-2 under the Exchange Act.

13 RLF1 32324113v.4 (c) The term “Beneficially Owns” shall have the meaning set forth in Rule 13d- 3 under the Exchange Act. (d) The term “Continuing Director”, with respect to any Business Combination, shall mean any member of the Board of Directors of the Corporation who is not a Related Person with whom such Business Combination is proposed and is neither Affiliated nor Associated with or designated by such Related Person. Notwithstanding the foregoing, any director of the Company elected pursuant to a voting agreement to which such Related Person is a party but who is not designated by such Related Person and any director of the Company who has a family relation with such Related Person (unless designated by such Related Person) shall not be considered to be an Affiliate or Associate of such Related Person. (e) The term “Substantial Part” shall mean more than 30% of the fair market value, as determined by two-thirds of the Continuing Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ending prior to the time the determination is being made, subject to adjustments made by the Continuing Directors to take into account transactions made subsequent to year end. (f) The term “Subsidiary” shall mean any corporation of which a majority of the Voting Stock thereof entitled to vote generally in the election of directors is owned, directly or indirectly, by the Corporation. (g) The term “Voting Stock” shall mean all outstanding shares of capital stock of the Corporation or another corporation entitled to vote generally in the election of directors, and each reference to a percentage of shares of Voting Stock shall refer to such percentage of the votes entitled to be cast by such shares. ARTICLE VII LIABILITY OF DIRECTORS AND OFFICERS 7.1. Limitation on Liability. No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, except for liability (a) for a director or officer, for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders; (b) for a director or officer, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for a director, under Section 174 of the DGCL; (d) for a director or officer, for any transaction from which the director or officer derived an improper personal benefit or (e) for an officer, for any action by or in the right of the Corporation. If the DGCL is amended after approval by the stockholders of this article to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, as applicable, of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. 7.2. Amendments. Any repeal or modification of Section 7.1 hereof by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.

14 RLF1 32324113v.4 ARTICLE VIII STOCKHOLDERS 8.1. Action by Stockholders. Any action required or permitted to be taken by the holders of the issued and outstanding stock of the Corporation may be effected at an annual or special meeting of stockholders duly called and held in accordance with law and this Restated Certificate of Incorporation and the Bylaws, or, as long as any shares of Class B Common Stock are outstanding, without a meeting, by written consent, setting forth the action so taken, signed by the holders of outstanding shares entitled to vote thereon having not less than the minimum number of votes that would be necessary to authorize or take such action at a stockholders’ meeting at which all shares entitled to vote thereon were present. If no shares of Class B Common Stock are outstanding, such written consent shall require the signature by holders of all outstanding shares entitled to vote thereon. 8.2. Special Meetings of Stockholders. Except as otherwise required by law, special meetings of stockholders may be called only by the Chairman of the Board of Directors or the Chief Executive Officer or by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board. Except as otherwise required by law, stockholders of the Corporation shall not have the right to request or call a special meeting of the stockholders. ARTICLE IX BYLAWS The Board of Directors shall have the power to adopt, amend or repeal the Bylaws by the affirmative vote of at least a majority of the members then in office. The affirmative vote of the holders of not less than seventy-five percent (75%) of the voting power of all shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting as a single class shall be required to adopt, amend or repeal the Bylaws (notwithstanding the fact that approval by a lesser percentage may be permitted by the DGCL). ARTICLE X AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION The Corporation hereby reserves the right from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation in any manner permitted by law and all rights and powers conferred upon stockholders, directors and officers herein are granted subject to this reservation. In addition to any vote otherwise required by law, any such amendment, alteration, change or repeal shall require approval of both (a) the Board of Directors by the affirmative vote of a majority of the members then in office and (b) the holders of a majority of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class; provided, however, that any proposal to amend, alter, change or repeal the provisions of Article V, Article VI and this Article X shall require the affirmative vote of the holders of seventy-five percent (75%) of the voting power of all the shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

15 RLF1 32324113v.4 IN WITNESS WHEREOF, The Estée Lauder Companies Inc. has caused this Restated Certificate of Incorporation to be executed by its duly authorized officer on this 13th day of November, 2025. THE ESTÉE LAUDER COMPANIES INC. By: /s/ Spencer G. Smul_____________________ Spencer G. Smul Senior Vice President, Deputy General Counsel and Secretary

16 RLF1 32324113v.4 SCHEDULE A Trusts 1. Descendants of Leonard Lauder 1966 Trust u/a/d June 14, 1966, between Estée Lauder, as Settlor, and Leonard A. Lauder, as Trustee, for the benefit of the descendants of Leonard A. Lauder. 2. Descendants of Ronald Lauder 1966 Trust u/a/d June 14, 1966, between Estée Lauder, as Settlor and Ronald S. Lauder, as Trustee, for the benefit of the descendants of Ronald S. Lauder. 3. Trust u/a/d December 15, 1976, between Estée Lauder and Joseph H. Lauder, as Grantors, and Leonard A. Lauder, as Trustee, for the benefit of Gary Lauder and William Lauder. 4. Trust u/a/d December 15, 1976, between Estée Lauder and Joseph H. Lauder, as Grantors, and Ronald S. Lauder, as Trustee, for the benefit of Aerin Lauder and Jane Lauder. 5. Trust u/a/d December 15, 1976, between Leonard A. Lauder, as Grantor, and Leonard A. Lauder and Ronald S. Lauder, as Trustees, for the benefit of Gary Lauder and William Lauder. 6. Trust u/a/d December 15, 1976, between Ronald S. Lauder, as Grantor, and Ronald S. Lauder and Leonard A. Lauder, as Trustees, for the benefit of Aerin Lauder and Jane Lauder. 7. Trust u/a/d August 13, 1982, between Estée Lauder and Joseph H. Lauder, as Grantors, and Leonard A. Lauder, as Trustee, for the benefit of Gary Lauder and William Lauder. 8. Leonard A. Lauder Generation-Skipping Securities Trust u/a/d December 23, 1992, between Leonard A. Lauder, as Grantor, and Joel S. Ehrenkranz, as Trustee. 9. Leonard A. Lauder Grantor Retained Annuity Trust u/a/d November 30, 1992, between Leonard A. Lauder, as Grantor, and Joel S. Ehrenkranz, as Trustee. 10. Gary Lauder 1994 Family Trust u/a/d as of December 16, 1994, between Gary Lauder, as Settlor, and Leonard A. Lauder and Laura Lauder, as Trustees. 11. William Lauder 1994 Family Trust u/a/d as of December 14, 1994, between William Lauder, as Settlor, and Leonard A. Lauder and Karen Lauder, as Trustees. 12. Trust u/a/d June 2, 1994, as amended, between Estée Lauder, as Grantor, and Leonard A. Lauder, Ronald S. Lauder and Ira T. Wender, as Trustees.